Exhibit 99.2

NEWS RELEASE

BRISTOW HELICOPTER

INVOLVED IN ACCIDENT

•	Mobilizing full resources of incident response team

•	Committed to providing assistance to family members

•	Fully cooperating with Nigerian Civil Aviation Authority, Federal Airports Authority of Nigeria and Police

NIGERIA, (August 12, 2015) – Bristow Helicopters (Nigeria) Limited, confirmed today that one of its helicopters, tail number 5N-BGD, was involved in an accident at about 3:30 p.m. local time today on approach to the Murtala Muhammed International Airport at Lagos, Nigeria. The aircraft, a Sikorsky S-76C+, was returning from a drilling rig offshore. Preliminary information indicates that the aircraft carried 10 passengers and a crew of two, subject to confirmation. The company is in the process of collecting pertinent information and will release more details as soon as it is available.

At this time, the full resources of Bristow Helicopter’s incident response team are being mobilized. Families are being contacted and Bristow is fully cooperating with authorities responding to the incident.

“Our thoughts are with those affected by this accident,” said Bristow’s Regional Director Africa, Duncan Moore. “We are committing our full resources to help.

“Our highest priority is to take care of our crew and clients and their family members and provide them with any assistance needed,” Moore said.

Bristow personnel are currently working to confirm the number of people on board, their identities and the extent of any injuries. Bristow will continue to release additional information as soon as it is confirmed.

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About Bristow Helicopters (Nigeria) Limited

Bristow Helicopters (Nigeria) Limited provides aviation services to the offshore energy industry, serving major integrated offshore energy companies in Africa’s oil and gas industry. With headquarters located in Lagos, Nigeria, Bristow Group’s Africa region comprises operations in Nigeria, Ghana and affiliate Petroleum Air Services (PAS) in Egypt.

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Media inquiries contact:

Tunji Olugbodi

Verdant Zeal

Phone: 234-802-290-6999

E-mail: tunjiolugbodi@gmail.com

Julie King

External Communications

Bristow Group

Phone: 832-551-9814

E-mail: julie.king@bristowgroup.com